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                                                                    Exhibit 23.1




            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-107307 and 333-107306) of MIM Corporation of our reports dated March 3, 2005, with respect to the consolidated financial statements and schedule of MIM Corporation, MIM Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MIM Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.


                                             /s/ Ernst & Young LLP


MetroPark, NJ
March 3, 2005